                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                 PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)(1)

                       YOUTH SERVICES INTERNATIONAL, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  987816105
------------------------------------------------------------------------------
                                 (CUSIP Number)


            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

            |X|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

    (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 987816105                                       PAGE 2 OF 9 PAGES
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-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Forest Investment Management LLC

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [   ]
                                                                       (b) [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY


-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
                     781,877
   NUMBER OF     --------------------------------------------------------------
     SHARES      6.  SHARED VOTING POWER
  BENEFICIALLY       zero
    OWNED BY     --------------------------------------------------------------
      EACH       7.  SOLE DISPOSITIVE POWER
   REPORTING         781,877
  PERSON WITH    --------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     zero
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         781,877

-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [   ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.9%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IA

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 987816105                                       PAGE 3 OF 9 PAGES
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-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Founders Financial Group L.P.

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [   ]
                                                                       (b) [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY


-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
                     781,877
   NUMBER OF     --------------------------------------------------------------
     SHARES      6.  SHARED VOTING POWER
  BENEFICIALLY       zero
    OWNED BY     --------------------------------------------------------------
      EACH       7.  SOLE DISPOSITIVE POWER
   REPORTING         781,877
  PERSON WITH    --------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     zero
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         781,877

-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [   ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.9%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 987816105                                       PAGE 4 OF 9 PAGES
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-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd, Inc.

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [   ]
                                                                       (b) [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY


-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
-------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
                     781,877
   NUMBER OF     --------------------------------------------------------------
     SHARES      6.  SHARED VOTING POWER
  BENEFICIALLY       zero
    OWNED BY     --------------------------------------------------------------
      EACH       7.  SOLE DISPOSITIVE POWER
   REPORTING         781,877
  PERSON WITH    --------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     zero
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         781,877

-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [   ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.9%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 987816105                                       PAGE 5 OF 9 PAGES
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-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [   ]
                                                                       (b) [   ]

-------------------------------------------------------------------------------
3.     SEC USE ONLY


-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
                     781,877
   NUMBER OF     --------------------------------------------------------------
     SHARES      6.  SHARED VOTING POWER
  BENEFICIALLY       zero
    OWNED BY     --------------------------------------------------------------
      EACH       7.  SOLE DISPOSITIVE POWER
   REPORTING         781,877
  PERSON WITH    --------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     zero
-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         781,877

-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                 [   ]

-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.9%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 987816105                                       PAGE 6 OF 9 PAGES
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ITEM 1.
            (A)  NAME OF ISSUER.

            Youth Services International, Inc. (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117.

ITEM 2.

            (A)  NAMES OF PERSONS FILING.

            This  statement  is filed  by  the  following  persons:  (a)  Forest
Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest, (c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

            (C)  CITIZENSHIP.

            Forest is a Delaware  Limited  Liability  Company.  Founders  is   a
Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

            (D)  TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock (the "Common Stock") of the Issuer.

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CUSIP NO. 987816105                                       PAGE 7 OF 9 PAGES
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            (E)  CUSIP NUMBER.

            987816105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   |_|   Broker or dealer  registered  under  Section 15 of the
                        Act,

            (b)   |_|   Bank as defined in Section 3(a)(6) of the Act,

            (c)   |_|   Insurance  Company as defined in Section  3(a)(19)  of
                        the Act,

            (d)   |_|   Investment  Company  registered under Section 8 of the
                        Investment Company Act,

            (e)   |X|   Investment  Adviser  registered  under  Section 203 of
                        the Investment Advisers Act of 1940,

            (f)   |_|   Employee Benefit Plan, Pension Fund which is subject
                        to the  provisions  of the  Employee  Retirement  Income
                        Security Act of 1974 or Endowment Fund; SEE
                        13d-1(b)(1)(ii)(F),

            (g)   |_|   Parent  Holding  Company,   in  accordance  with  Rule
                        13d-1(b)(ii)(G); SEE Item 7,

            (h)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 781,877 shares of Issuer's Common Stock.

            (B)  PERCENT OF CLASS.

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 6.9% of the Issuer's Common Stock.

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

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CUSIP NO. 987816105                                       PAGE 8 OF 9 PAGES
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7.     IDENTIFICATION   AND   CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
            ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
            COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                            [SIGNATURES ON NEXT PAGE]

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CUSIP NO. 987816105                                       PAGE 9 OF 9 PAGES
===========================                           ==========================



                                    SIGNATURE

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                    FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 10, 1999           By: /S/  MICHAEL A. BOYD
                                       -----------------------------------------
                                       Michael A. Boyd, Chairman


                                    FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 10, 1999           By:  /S/ MICHAEL A. BOYD
                                       -----------------------------------------
                                       Michael A. Boyd, Chairman



                                    MICHAEL A. BOYD, INC.



Dated: February 10,  1999           By:  /S/  MICHAEL A. BOYD
                                       -----------------------------------------
                                       Name:  Michael A. Boyd
                                       Title:  President


                                    MICHAEL A. BOYD



Dated:  February 10,  1999          By:  /S/ MICHAEL A. BOYD
                                       -----------------------------------------
                                       Name:  Michael A. Boyd